Exhibit 16.0

Securities and Exchange Commission	August 28, 2009

100 F Street, N.E.

Washington, D.C. 20549

Gentlemen:

We have read item 4.01 of Form 8-K dated August 28, 2009, of Home Bancorp, Inc. and are in agreement with the statements contained in paragraphs 1, 2, 3 and 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Ernst & Young LLP